EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) – Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolios permitted by the form.

Is this the
Series		last filing
Number	Series Name	for this series?
(Y or N)
91	O’Shaughnessy Global Equity Fund	N
92	O’Shaughnessy International Equity Fund	N
93	O’Shaughnessy Tactical Asset Allocation Fund	N

Please refer to the Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Funds.